GROWTH AND INCOME TRUST
Registration Number: 811-07393

Exhibit 8(c):  Copy of Custodian Agreement Amendment, dated October 9, 1997.

Exhibit 17:    Financial Data Schedules.

Exhibit 19(a): Trustees' Power of Attorney, dated January 8, 1997.

Exhibit 19(b): Officers' Power of Attorney, dated November 21, 1997.

Exhibit 19(c): Directors' Power of Attorney, dated November 21, 1997.